Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-270298) of our report dated December 16, 2025 relating to the consolidated financial statements of Optex Systems Holdings, Inc. appearing in this Annual Report on Form 10-K of Optex Systems Holdings, Inc. for the twelve months ended September 28, 2025.

/s/ Whitley Penn LLP

Dallas, Texas

December 16, 2025